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                                                              EXHIBIT (4)(K)(ii)

                                                                  EXECUTION COPY

                                 AMENDMENT NO. 3
                                       TO
                          $300,000,000 CREDIT AGREEMENT

         This AMENDMENT NO. 3, dated as of February 28, 2002 (this "AMENDMENT"), is by and among CMS Energy Corporation (the "BORROWER"), the financial institutions parties thereto as "lenders" (the "LENDERS"), Barclays Bank PLC, as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT"), and as collateral agent (in such capacity, the "COLLATERAL AGENT"), Bank of America, N.A. and The Chase Manhattan Bank, as co-syndication agents (the "CO-SYNDICATION AGENTS"), and Citibank, N.A. and Union Bank of California, as documentation agents (the "DOCUMENTATION AGENTS").

         WHEREAS, the Borrower, the Lenders, the Administrative Agent, the Collateral Agent, the Co-Syndication Agents and the Documentation Agents have entered into a $300,000,000 Credit Agreement, dated as of June 18, 2001 (as amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; capitalized terms not defined herein are used as defined in the Credit Agreement);

         WHEREAS, the Borrower acknowledges that (a) the ratio of Consolidated Debt to Consolidated EBITDA for the four-fiscal-quarter period ending on December 31, 2001 is currently estimated to have been approximately 5.42 to 1, in breach of the covenant set forth in Section 8.01(i) of the Credit Agreement, and (b) pursuant to Section 9.01(c) of the Credit Agreement, the breach of this covenant constitutes an Event of Default (the "Identified Event of Default") under the Credit Agreement;

         WHEREAS, the Borrower acknowledges that (a) with respect to the reporting period of March 31, 2002, the ratio of (i) the sum of (A) Cash Dividend Income for the four-fiscal-quarter period ending on December 31, 2001, plus (B) 25% of the amount of Equity Distributions received by the Borrower during such period, plus (C) all amounts received by the Borrower from its Subsidiaries and Affiliates during such period constituting reimbursement of interest expense paid by the Borrower to (ii) interest expense accrued by the Borrower during such period, is currently estimated to have been approximately
1.18 to 1, (b) such ratio would, with the lapse of time, constitute a breach of the covenant set forth in Section 8.01(j) of the Credit Agreement, and (c) pursuant to Section 9.01(c) of the Credit Agreement, the breach of this covenant would constitute an Event of Default (the "Identified Default") under the Credit Agreement; and

         WHEREAS, the Borrower, the Lenders, the Administrative Agent, the Collateral Agent, the Co-Syndication Agents and the Documentation Agents have agreed to amend the Credit Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,



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the Borrower, the Lenders, the Administrative Agent, the Collateral Agent, the
Co-Syndication Agents and the Documentation Agents agree as follows:



         1. AMENDMENTS TO THE CREDIT AGREEMENT. Subject to the conditions set forth in paragraph 2 hereof, the Credit Agreement is, effective as of the date hereof, hereby amended as follows:

                (a) Section 8.01(i) of the Credit Agreement is amended by deleting the table appearing at the end thereof and substituting therefor:

                    PERIOD                                    RATIO
               -----------------                       --------------------
        Closing Date through September 30, 2001             5.25 to 1
        October 1, 2001 through                             5.50 to 1
        September 30, 2002
        October 1, 2002 through                             4.75 to 1
        March 31, 2003
        April 1, 2003 and thereafter                        4.50 to 1

                (b) Section 8.01(j) of the Credit Agreement is amended by deleting such Section in its entirety and substituting therefor:

                        "(j) Cash Dividend Coverage Ratio. The Borrower shall
                maintain, as of the last day of each Measurement Quarter, a minimum ratio of (i) the sum of (A) Cash Dividend Income for the four-fiscal-quarter period ending on such day (or, with respect to each Measurement Quarter ending in 2002, for the period from January 1, 2002 through and including the last day of such Measurement Quarter), plus (B) 25% of the amount of Equity Distributions received by the Borrower during such period but in no event in excess of $10,000,000, plus (C) all amounts received by the Borrower from its Subsidiaries and Affiliates during such period constituting reimbursement of interest expense (including commitment, guaranty and letter of credit fees) paid by the Borrower on behalf of any such Subsidiary or Affiliate to (ii) interest expense (including commitment, guaranty and letter of credit fees) accrued by the Borrower in respect of all Debt during such period of not less than : (a) for each such period ending on March 31, 2002, June 30, 2002 and September 30, 2002,
                1.40 to 1, (b) for the period ending on December 31, 2002, 1.50 to 1, (c) for the period ending on March 31, 2003, 1.75 to 1, and (d) for each such period ending on June 30, 2003 and thereafter, 1.90 to 1; provided, that the Borrower shall be deemed not to be in breach of the foregoing covenant if, during the Measurement Quarter, it has permanently reduced the Commitments and the principal amount outstanding under this Agreement and the Promissory Notes such that the amount determined pursuant to clause (ii) above, when recalculated on a pro forma basis assuming that the amount of such reduced Commitments and principal amount outstanding under this Agreement and the Promissory Notes were in effect at all times during such

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                four-fiscal-quarter period, would result in the Borrower being in compliance with such ratio; and provided further, that until the Borrower so reduces such Commitments and principal amount outstanding under this Agreement and the Promissory Notes and/or increases Cash Dividend Income during such Measurement Quarter, the Borrower may not request any additional Extensions of Credit (other than Conversions)."



         2. CONDITIONS TO EFFECTIVENESS. The amendments contemplated by this Amendment shall become effective upon the execution and delivery to the Administrative Agent of counterparts hereof by the Required Lenders, the Administrative Agent and the Borrower and the fulfillment of the following conditions:

                (a) All representations and warranties contained in this Amendment and in the Credit Agreement and the other Loan Documents, in each case as amended hereby, shall be true and correct in all material respects.


                (b) With the exception of the Identified Event of Default and the Identified Default, no event shall have occurred and be continuing which constitutes an Event of Default or a Default.

         3. REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS. On and after the effective date of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment. Except as specifically amended above, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Cash Collateral Agreement and all of the Collateral described therein do and shall continue to secure the payment of all obligations of Borrower described therein after giving effect to this Amendment.

         4. MISCELLANEOUS.

                (a) Reference to and Effect on the Credit Agreement. The Borrower reaffirms and restates the representations and warranties set forth in the Credit Agreement and the other Loan Documents, and all such representations and warranties shall be true and correct on the date hereof with the same force and effect as if made on such date. The Borrower represents and warrants (which representations and warranties shall survive the execution and delivery hereof) that:

                        (i) It is a duly organized, validly existing corporation
                in good standing under the laws of its organization and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment;




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                        (ii) No consent of any other person, including, without
                limitation, shareholders or creditors of the Borrower, and no action of, or filing with any governmental or public body or authority, is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Amendment;

                        (iii) This Amendment has been duly executed and
                delivered by a duly authorized officer on behalf of the Borrower, and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as enforcement thereof may be subject to the effect of any applicable (i) bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

                        (iv) The execution, delivery and performance of this
                Amendment will not violate any law, statue or regulation applicable to the Borrower or any order or decree of any court or governmental instrumentality applicable to it, or conflict with, or result in the breach of, or constitute a default under, any of its contractual obligations.

                (b) No Waiver. Nothing herein contained shall constitute a waiver or be deemed to be a waiver, of any existing Defaults or Events of Default, and the Lenders and the Agent reserve all rights and remedies granted to them by the Credit Agreement, by the other Loan Documents, by law and otherwise.

                (c) Costs and Expenses. The Borrower agrees to pay all costs, fees, and out-of-pocket expenses (including attorneys' fees) incurred by the Administrative Agent in connection with the preparation, execution and enforcement of this Amendment.

                (d) Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                (e) Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

                (f) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                        CMS ENERGY CORPORATION



                        By: /s/ Alan M. Wright
                           ----------------------------------------
                           Name: Alan M Wright
                           Title: Executive Vice President, Chief Financial
                                  Officer and Chief Administrative Officer


                        BARCLAYS BANK PLC, individually as a Lender and as Administrative Agent, Collateral Agent and Issuing Bank

                        By: /s/ Sydney G. Dennis
                            ------------------------
                        Name: Sydney G. Dennis
                        Title:  Director


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